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                                                                     Exhibit 5


                           SHAREHOLDERS' AGREEMENT


      THIS SHAREHOLDERS' AGREEMENT (the "Agreement") is made and entered into this 8th day of November 2000, by and among the FUENTE INVESTMENT PARTNERSHIP, a Florida general partnership ("Fuente"), and ROBERT G. LEVIN ("Levin") (hereinafter Fuente and Levin are referred to individually at times as a "Shareholder" and collectively at times as the "Shareholders") and HCH Acquisition Corp., a Delaware corporation ("HCH").


                             W I T N E S S E T H:

      WHEREAS, the Shareholders own all of the shares of the issued and outstanding common stock, $.01 par value per share, of HCH (the "Stock");

      WHEREAS, HCH and the Shareholders believe it to be in their best interests to provide for the continuity of management and policies of HCH by imposing certain restrictions and obligations on themselves and the Stock; and

      WHEREAS, HCH and the Shareholders desire to facilitate liquidation of the Stock of a deceased or disabled individual Shareholder by the creation of a guaranteed market for his Stock.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties hereto, the parties hereto agree as follows:


1.    RESTRICTION ON TRANSFER OF STOCK.

      No Shareholder shall at any time during the term of this Agreement, directly or indirectly, sell, assign, transfer, mortgage, encumber, pledge or otherwise deal with or dispose of all or any part of the shares of the Stock now owned or hereafter acquired by him, without first obtaining the written consent of the other Shareholder and HCH or, in the absence of such written consent, without first complying with the terms and conditions of this Agreement.

2.    TRANSFER OF STOCK DURING LIFETIME.

      2.1 Offer to Sell. If a Shareholder desires to dispose of all or any part of his Stock, and prior written consent to such disposition has not been received from the other Shareholder and HCH pursuant to
            Section 1 hereof, the selling Shareholder shall serve written notice (the "Offer to Sell") of his desire to sell Stock upon the other Shareholder and HCH, stating the
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            number of shares desired to be sold or otherwise disposed of, the proposed price and payment terms relating to the sale or disposition, the name and address of the proposed purchaser, and offering to sell such Stock to the other Shareholder and HCH in accordance with the terms and conditions of this Agreement.

      2.2 Deemed Offer to Sell. For purposes of this Agreement, the proposed transfer of an interest in Fuente in such a manner whereby Carlos A. Fuente, Carlos P. Fuente and/or Cynthia Fuente Suarez, whether individually or any combination thereof, as a result of such transfer, would no longer have direct or indirect voting control and control over the management and business operations of Fuente, shall be considered an Offer to Sell all of the Stock then owned by Fuente on the terms set forth in this Section 2.

      2.3   Procedure for Acceptance or Rejection of Offer to Sell.


            2.3.1 The other Shareholder shall have the right (but not the obligation) to purchase all or any part of the Stock offered for sale by the selling Shareholder, as described in the Offer to Sell, by giving written notice of acceptance to the selling Shareholder and HCH within thirty (30) days after delivery of the Offer to Sell.

            2.3.2 If the other Shareholder fails to purchase all of the Stock offered for sale by the selling Shareholder, then HCH shall have the right (but not the obligation) to purchase all or any part of the remaining Stock offered for sale by the selling Shareholder, as described in the Offer to Sell, by giving written notice of acceptance to the selling Shareholder and the other Shareholder within thirty (30) days after the close of the thirty (30) day period specified in Section 2.3.1 hereof. The selling Shareholder's representatives on the Board of Directors of HCH (as identified pursuant to Section 11.2 hereof) shall not participate in HCH's determination whether to purchase Stock pursuant to this Section 2.3.2. To the extent necessary, quorum requirements shall be waived with respect to the Board of Directors meeting at which this determination is made, and the decision of the remainder of the Board of Directors as to this matter shall be binding upon HCH.

            2.3.3 If the other Shareholder and HCH fail to purchase all of the
                  Stock offered for sale by the selling Shareholder, then subject to the provisions of Section 2.5 hereof regarding Co-Sale, and after


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                  the five (5) day waiting period specified in Section 2.5
                  hereof, the selling Shareholder shall be free to sell or otherwise dispose of the shares of Stock described in the Offer to Sell that have not been purchased by the other Shareholder or HCH. Such sale or disposition of Stock by the selling Shareholder must occur within sixty (60) days after the expiration of the five (5) day period provided in Section
                  2.5 hereof, to the purchaser named in the Offer to Sell, and on terms and conditions that are equivalent to or more favorable to the selling Shareholder than those set forth in the Offer to Sell. If the selling Shareholder's shares of Stock are not sold to the proposed purchaser within the sixty
                  (60) day period described in this Section 2.3.3, the selling Shareholder shall not be permitted to sell any such shares without again complying with the provisions of Section 2 hereof.

      2.4 Price, Terms of Purchase and Closing Date. Each share of Stock to be purchased by the other Shareholder or HCH pursuant to this Section 2 shall be purchased at the price set forth in Section 8.1 hereof, and on the payment terms set forth in Section 10 hereof. The closing of the sale of Stock to the other Shareholder or HCH pursuant to this
            Section 2 shall occur at 10:00 a.m. local time at HCH's offices fourteen (14) days after the expiration of the last applicable waiting period specified in this Section 2, or at such other time and place as the parties may mutually agree.

      2.5   Co-Sale Agreement.

            2.5.1 If a selling Shareholder has complied with the terms of this
                  Section 2, and the other Shareholder and HCH have not elected to purchase all of the Stock offered for sale, the other Shareholder shall have the option to elect to sell a portion of the Stock owned by the other Shareholder to the purchaser named in the selling Shareholder's Offer to Sell, on the terms and conditions set forth in the Offer to Sell. The other Shareholder shall exercise this right by notifying the selling Shareholder in writing of its election to do so within five
                  (5) days after the expiration of the thirty (30) day period specified in Section 2.3.2 hereof. If the other Shareholder does not respond in writing within said five (5) day period, it shall be deemed to have elected not to sell any shares. If, at the end of said five (5) day period, the other Shareholder has not elected to sell any of its shares, the selling Shareholder shall be free to sell any or all of its Stock according to the terms of Section 2.3.3 hereof.



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            2.5.2 If the other Shareholder has properly notified the selling
                  Shareholder of the other Shareholder's desire to sell shares pursuant to Section 2.5.1 hereof, the other Shareholder shall be entitled to sell some or all of such shares owned by the other Shareholder along with the shares of the selling Shareholder, in an amount to be determined according to the provisions of this Section 2.5.2. The other Shareholder may elect to sell up to the same percentage of the Stock owned by him as the Stock which the selling Shareholder has included in the Offer to Sell bears to the total Stock then owned by the selling Shareholder. The selling Shareholder shall use his best reasonable efforts to interest the proposed purchaser in purchasing shares from the other Shareholder as well, and in identifying additional interested purchasers in the event the proposed purchaser is unwilling or unable to purchase all shares which Shareholders desire to sell. If the selling Shareholder is unable to obtain purchasers for all of the shares proposed for sale by the selling Shareholder, then each of the Shareholders shall be entitled to participate in the sale to the proposed purchaser on a pro rata basis, based on the total number of shares each Shareholder owns in HCH.

      2.6 Transferred Stock Subject to this Agreement. In the event of any sale, assignment, transfer, encumbrance, disposition or hypothecation of any kind by a selling Shareholder of all or any part of his Stock pursuant to this Section 2 (or the sale of any Stock by the other Shareholder pursuant to Section 2.5), the transferee shall receive and hold such Stock subject to the terms and conditions of this Agreement and subject to the obligations hereunder of his transferor. Every transferee shall be deemed to be a "Shareholder" for purposes of this Agreement. By acceptance of the transferred shares of the Stock, every transferee agrees to abide by the terms of this Agreement. Upon the request of any party hereto, the transferee shall acknowledge in writing that the Stock transferred remains subject to this Agreement, and that such transferee is bound by the terms and conditions of this Agreement.

3.    SPECIAL TREATMENT OF CERTAIN TRANSFERS.

      3.1 Transfer to Trust. Any Shareholder who is an individual may make a gratuitous transfer during his lifetime, without the written consent of the other parties to this Agreement (but with prompt written notice of any such transfer to be given to the other parties to this Agreement), of all or any part of his Stock to a revocable trust in which the Shareholder retains the absolute power to have the transferred Stock returned to him.


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3.2         Transfer to Controlled Entities or Partners. Either Shareholder may
            make a transfer without the written consent of the other parties to this Agreement (but with prompt written notice of any such transfer to be given to the other parties to this Agreement) of all or any part of his Stock:

            3.2.1 in the case of Levin, to a partnership, corporation, limited liability company, family partnership or other business entity, but only if voting control and control over the management and business operations of such partnership, corporation, etc. is thereafter held and continues to be held by Levin at all times;

            3.2.2 in the case of Fuente, to Carlos A. Fuente, Carlos P. Fuente, and/or Cynthia Fuente Suarez, individually or in any combination thereof, or to a partnership, corporation, limited liability company, family partnership or other business entity but only if voting control and control over the management and business operations of such partnership, corporation, etc. is thereafter held and continues to be held at all times by Carlos A. Fuente, Carlos P. Fuente, and/or Cynthia Fuente Suarez, either individually or in any combination thereof.

      3.3   Controlling Predecessor Shareholder. After any transfer under
            Section 3.1 or 3.2 hereof, the Shareholder making such transfer shall be referred to herein as the "Controlling Predecessor Shareholder" with respect to such Stock.

      3.4 Continued Application of This Agreement. Any Stock transferred pursuant to this Section 3 shall remain subject to this Agreement, and upon delivery of share certificates to the transferee shareholder, the transferee shareholder shall be bound by the terms and conditions of this Agreement, including but not limited to the terms providing for purchase upon death or disability of Levin, or upon the death or disability of Carlos A. Fuente, Carlos P. Fuente, and Cynthia Fuente Suarez. Upon the request of any party hereto, the transferee shareholder shall acknowledge in writing that the Stock transferred remains subject to this Agreement, and that such transferee shareholder shall be bound by the terms and conditions of this Agreement. The making of any transfer permitted by this Section 3 shall not relieve or alter the Controlling Predecessor Shareholder's obligations under this Agreement, and without waiver of any rights of the non-transferring Shareholder under this Agreement, the parties to this Agreement may enforce such obligations directly against the Controlling Predecessor Shareholder as if such transfer had not occurred.



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4.    ENCUMBRANCE OR PLEDGE OF STOCK.

      No Shareholder shall have the right to encumber or pledge all or any part of his Stock without the prior written consent of the other Shareholder. Such consent shall include, among other provisions, a requirement that the pledgee of such pledged Stock accept such Stock subject to the terms and conditions of this Agreement. Upon the request of the other Shareholder, the pledgee shall acknowledge in writing that the pledged Stock remains subject to this Agreement. Further, such consent shall require the pledge agreement or arrangement, as the case may be, include the following requirements:

      4.1 in the event any pledged Stock is purchased in accordance with this Agreement, the proceeds shall be paid to the pledgor and pledgee as their interests appear, and the pledged Stock shall be released to the purchaser;

      4.2 in the event of any dispute or ambiguity regarding the respective rights of the pledgor or pledgee, the purchaser of the Stock shall be entitled to disburse all proceeds to the party in possession of the share certificate representing the pledged Stock; and,

      4.3 in the event the pledgee of any pledged Stock shall exercise any right or remedy under any security or stock pledge agreement, as the case may be, or attempt to cause a public or private sale of such Stock, the pledgee shall notify the other Shareholder and such notice shall be deemed to be an Offer to Sell made under Section 2 hereof at a purchase price determined in accordance with Section 8.1 hereof and on the terms set forth in Section 10 hereof.

5.    PURCHASE OF STOCK ON DISABILITY OR DEATH OF LEVIN.

      5.1 Obligation to Purchase. If Levin, whether in his capacity as a Shareholder or as a Controlling Predecessor Shareholder, dies or is deemed to be totally disabled (as that term is defined in Section 7 hereof), Levin (or his personal representative, if Levin is deceased), shall be deemed to have made an Offer to Sell all of his Stock in HCH, and HCH shall be obligated to purchase all of Levin's Stock pursuant to the terms of this Section 5.

      5.2 Price and Payment Terms. The price to be paid for Levin's Stock shall be the price set forth in Section 8.2 hereof, and the terms of payment shall be as set forth in Section 10 hereof.

      5.3 Closing. The closing of the sale of stock from Levin to HCH pursuant to this Section 5 shall occur at 10:00 a.m. local time at HCH's offices sixty (60) days after the determination that Levin is totally disabled, or is deceased, or at such other time and place as the parties may mutually agree.



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6.    PURCHASE OF STOCK ON DEATH OR DISABILITY OF ALL OF FUENTE'S PARTNERS.

      6.1 Obligation to Purchase. If at any time all three of Carlos A. Fuente, Carlos P. Fuente and Cynthia Fuente Suarez are deemed to be totally disabled (as that term is defined in Section 7 hereof) or are deceased (or any combination thereof as to the three (3) individuals), Fuente shall be deemed to have made an Offer to Sell all of its Stock in HCH, and HCH shall be obligated to purchase all of Fuente's Stock pursuant to the terms of this Section 6.

      6.2 Price and Payment Terms. The price to be paid for Fuente's Stock shall be the price set forth in Section 8.2 hereof, and the terms of payment shall be as set forth in Section 10 hereof.

      6.3 Closing. The closing of the sale of stock from Fuente to HCH pursuant to this Section 6 shall occur at 10:00 a.m. local time at HCH's offices sixty (60) days after the determination that all three
            (3) of Carlos A. Fuente, Carlos P. Fuente and Cynthia Fuente Suarez are totally disabled or dead (or any combination thereof as to the three (3) individuals), or at such other time and place as the parties may mutually agree.

7.    DEFINITION OF "TOTALLY DISABLED."

      For purposes of this Agreement, an individual shall be deemed "totally disabled" if he is so incapacitated that he is unable to engage in normal bodily and mental functions, is unable to use substantially all of his motor skills, and is only able to conduct respiratory bodily functions and those other bodily functions that are required in order to be medically certified as being alive, and such condition continues for a continuous period of one hundred eighty (180) days (hereinafter referred to as the "continuous period of disability"). In the event of any dispute as to whether or not such disability has in fact occurred, the parties hereto agree to abide by the decision of a physician chosen jointly by the other Shareholder and the representative of the potentially disabled Shareholder. Levin, Carlos A. Fuente, Carlos P. Fuente and Cynthia Fuente Suarez agree to make themselves available for and submit to examinations by such physician. Failure to submit to any such examination shall constitute an admission of total disability. The expenses of such physician shall be borne equally by the insured Shareholder and HCH. For purposes of this provision, the term "day" shall mean any and all days of the week, including any and all legal holidays.



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8.    PURCHASE PRICE.

      8.1   Purchase Price For Offers to Sell During Life. For purposes of
            Section 2 hereof, the purchase price for each share of Stock shall be equal to the lesser of:

            -     the price per share stated in the Offer to Sell; or

            - the fair market value per share of HCH's Stock on the date of the proposed closing of such purchase.

            The parties hereto agree to mutually appoint an independent certified public accountant to determine the fair market value for the Stock. If the parties cannot agree on a mutually acceptable independent certified public accountant, then each party shall appoint an independent certified public accountant, and the parties' appointees shall jointly select a third independent certified public accountant. The panel of three independent certified public accountants shall determine the fair market value of the stock. In each case, the determination of valuation shall take into account the then applicable customary valuation techniques associated with valuation of privately held companies, shall not take into account any premium or discount associated with the fact that the interest being valued is a majority or minority interest, shall not take into account any life insurance or disability insurance proceeds, and shall be based upon all relevant financial information for the prior thirty-six (36) month period immediately preceding the sale transaction. The expenses of all independent certified public accounts retained pursuant to a valuation under this Section 8.1 shall be equally by the selling Shareholder and the purchaser(s).

      8.2   Purchase Price for Offers to Sell Upon Death or Disability.

            8.2.1 Offers to Sell Made During The Initial Ten Year Term. During
                  the initial ten (10) year term of this Agreement (i.e. from November 8, 2000 through and including November 7, 2010), for purposes of Sections 5 and 6 hereof, the purchase price for each share of Stock shall be equal to the greater of:

                        - Twenty-Two Million and no/100 Dollars, divided by the then-outstanding number of shares of Stock outstanding in HCH; or

                        - the fair market value per share of HCH's Stock on the date of the proposed closing of such purchase.


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                  The parties hereto agree to mutually appoint an independent certified public accountant to determine the fair market value for the Stock. If the parties cannot agree on a mutually acceptable independent certified public accountant, then each party shall appoint an independent certified public accountant, and the parties' appointees shall jointly select a third independent certified public accountant. The panel of three independent certified public accountants shall determine the fair market value of the stock. In each case, the determination of valuation shall take into account the then applicable customary valuation techniques associated with valuation of privately held companies, shall not take into account any premium or discount associated with the fact that the interest being valued is a majority or minority interest, shall not take into account any life insurance or disability insurance proceeds, and shall be based upon all relevant financial information for the prior thirty-six (36) month period immediately preceding the sale transaction. The expenses of all independent certified public accounts retained pursuant to a valuation under this Section 8.2.1 shall be equally by the selling Shareholder and the purchaser(s).

            8.2.2 Offers to Sell Made After the Initial Ten Year Term. For all
                  offers to sell made after the initial ten (10) year term specified in Section 8.2.1 hereof, for purposes of Sections 5 and 6 hereof, the purchase price for each share of Stock shall be equal to the fair market value per share of HCH's Stock on the date of the proposed closing of such purchase. The parties hereto agree to mutually appoint an independent certified public accountant to determine the fair market value for the Stock. If the parties cannot agree on a mutually acceptable independent certified public accountant, then each party shall appoint an independent certified public accountant, and the parties' appointees shall jointly select a third independent certified public accountant. The panel of three independent certified public accountants shall determine the fair market value of the stock. In each case, the determination of valuation shall take into account the then applicable customary valuation techniques associated with valuation of privately held companies, shall not take into account any premium or discount associated with the fact that the interest being valued is a majority or minority interest, shall not take into account any life insurance or disability insurance proceeds, and shall be based upon all relevant financial information for the prior thirty-six (36) month period immediately preceding the sale transaction. The expenses of all


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                  independent certified public accounts retained pursuant to a valuation under this Section 8.2.2 shall be equally by the selling Shareholder and the purchaser(s).

9.    PURCHASE OF LIFE INSURANCE.


      During the initial ten (10) year term of this Agreement (i.e. from November 8, 2000 through and including November 7, 2010), Levin and Fuente hereby covenant and agree that they shall vote their Stock so as to authorize HCH to purchase and maintain life insurance with respect to Levin's life in the amount of Seven Million Five Hundred Thousand and no/100 Dollars ($7,500,000). Levin agrees to make himself available for and submit to any physical examinations required in connection with the issuance of the life insurance called for hereunder. Failure to submit to any such examination shall constitute a waiver by Levin of the obligation that HCH maintain life insurance on Levin's life.

10.   PAYMENT OF PURCHASE PRICE.

      At the closing of any purchase of Stock under this Agreement, the purchaser shall pay the purchase price for such stock as follows:

      10.1 Insurance Proceeds. Any portion of the purchase price that is covered by insurance proceeds shall be paid in full and in cash at the closing or, if such proceeds have not been disbursed by the insurance carrier as of the date of the closing, then within five
            (5) days after receipt of the insurance proceeds by the purchaser. Any excess of insurance proceeds over the purchase price for the Stock shall be retained by the owner of the insurance policy.

      10.2 Purchase of Levin's Stock Pursuant to Section 8.2.1. If the purchase price is being paid to the estate of Levin pursuant to and Offer to Sell made under Section 8.2.1 hereof, HCH shall pay to the estate of Levin at the closing such amount in cash which, when added to the amount paid to the estate of Levin from insurance proceeds pursuant to Section 10.1 hereof, equals fifty percent (50%) of the purchase price for Levin's stock. The balance of the purchase price shall be paid according to the terms of Section 10.4 hereof.

      10.3 Mandatory 25% Cash Payment. If no insurance proceeds have been disbursed in connection with Section 10.1 above, then a minimum of twenty-five percent (25%) of the purchase price must be paid by the purchaser in cash at the closing.

      10.4 Balance of Purchase Price. Any part of the purchase price that is not paid with insurance proceeds or in cash at the closing pursuant to Sections 10.1,


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            10.2, or 10.3 hereof shall be evidenced by a negotiable promissory note substantially in the form attached hereto as Exhibit A. All of the Stock being purchased shall be pledged as collateral security to secure the full payment of the principal and interest on the negotiable promissory note, pursuant to a Pledge Agreement substantially in the form attached hereto as Exhibit B. Upon full payment of the principal and accrued interest on the negotiable promissory note, the Stock pledged as collateral security shall be released and delivered to the purchaser.

11.   AFFIRMATIVE COVENANTS.

      11.1 Material Events. The Shareholders covenant and agree that, to the extent permissible by law giving due regard to the Shareholders' positions as both Shareholders and directors of HCH, from the date of this Agreement and until the termination of this Agreement, the Shareholders shall not permit HCH or HCH's Board of Directors or officers to take any action concerning a Material Event (as defined herein) without first obtaining the consent of Levin and Fuente and notwithstanding any vote or action by a majority of the Board of Directors or the Shareholders to the contrary. For purposes of this Agreement, the term "Material Event" shall mean any of the following actions proposed to be taken by or with respect to HCH:

            11.1.1 Any merger, consolidation, acquisition, or sale of substantially all of HCH's assets;

            11.1.2  Any joint venture or similar transaction involving HCH;

            11.1.3 Declaration and payment of any dividend or distribution in respect of the Stock, reclassification, recapitalization, issuance, or similar transaction affecting the Stock in any manner;

            11.1.4 The issuance of any additional shares of Stock in HCH or the authorization of any additional classes of Stock in HCH;

            11.1.5 Any decision to change the status of HCH for United States income tax purposes;

            11.1.6 Entering into any loan agreement or similar financing program relating to working capital financing, acquisition funding or similar material borrowings with a dollar value in excess of $500,000, other than a $3,000,000 line of credit secured by HCH's inventory and accounts receivable to be used as operating funds;

            11.1.7 Any pledge of assets or granting of a security interest in any assets in HCH;


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            11.1.8  Any license, royalty or similar agreement or business relationship involving any trademark (whether registered or unregistered) owned or controlled by HCH;

            11.1.9 Any decision to use any trademark (whether registered or unregistered) owned or controlled by HCH on goods other than cigars, cigar related goods, or apparel;

            11.1.10 Settlement of any claims or litigation asserted or brought against HCH in excess of $250,000;

            11.1.11 Liquidation or dissolution of HCH, commencement of any voluntary bankruptcy or insolvency proceedings with respect to HCH or the making of an assignment of its assets for the benefit of creditors or appointment of a receiver for any portion of its assets; and

            11.1.12 Any fundamental change in the present business operation of
                    HCH.

      11.2 Composition of the Board of Directors. The Shareholders agree to vote their shares of Stock, in trust, so that the Board of Directors of HCH is composed of five (5) members; with two (2) members nominated by Fuente, and three (3) members nominated by Levin. Levin hereby agrees to cause his shares of Stock to be voted in favor of the election of any two (2) of Carlos A. Fuente, Carlos P. Fuente or Cynthia Fuente Suarez to the Board of Directors of HCH. Fuente hereby agrees to cause its shares of Stock to be voted in favor of the election of Robert G. Levin to the Board of Directors, and in favor of any two (2) additional individuals nominated by Robert G. Levin.

      11.3 Officers. The parties agree that they shall support the appointment of Levin as the President and Chief Executive Officer of HCH. Provided, however, if Levin becomes "totally disabled" within the meaning of Section 7 hereof, or if Levin is not "totally disabled" within the meaning of Section 7 hereof, but he becomes so incapacitated that he is unable to carry on substantially all of his normal duties as President and Chief Executive Officer of HCH, then Levin shall resign as President and Chief Executive Officer of HCH, and either Carlos A. Fuente or Carlos P. Fuente shall be elected as President and Chief Executive Officer by the parties to this Agreement. Levin shall resume the positions of President and Chief Executive Officer if his health so permits in the future, provided Levin is still a Shareholder of HCH at that time. Similarly, if Levin should resign as President and/or Chief Executive Officer for any other reason, then either Carlos A. Fuente or Carlos P. Fuente shall be elected as President


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            and Chief Executive Officer by the parties to this Agreement, and shall hold such position until Levin expresses a desire to return to those positions, provided Levin is still a Shareholder of HCH at that time.

12.   ENDORSEMENT ON SHARE CERTIFICATES.

      Simultaneously with the execution of this Agreement, the Shareholders shall deliver to HCH any share certificates subject hereto and the following endorsement shall be placed on the face of each certificate:

            The sale, encumbrance or other disposition of the shares represented by this certificate is subject to the terms and conditions of a Shareholders' Agreement dated November 8, 2000 by and among the holder of this certificate and other parties, a copy of which Shareholders' Agreement is on file in the office of this Corporation and will be furnished without charge to any shareholder upon request.

      After such endorsement, the certificates shall be returned as soon as practicable to their respective owners who shall be entitled, subject to the terms hereof, to exercise all rights and interests therein. All share certificates hereafter issued by HCH while this Agreement is in effect shall bear the same endorsement. Upon the termination of this Agreement, such certificates shall be surrendered to HCH and new certificates without the foregoing endorsement shall be issued in lieu thereof.

13.   GOVERNING LAW; VENUE; PROCESS.

      The validity, construction, and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of Delaware (except that if any choice of law provision under Delaware law would result in the application of the law of a state or jurisdiction other than Delaware, such provision shall not apply). The parties to this Agreement agree that jurisdiction and venue shall properly lie in the courts of the State of Delaware, with respect to any legal proceedings arising under or connected with this Agreement. The parties further agree that the delivery by courier of any process shall constitute valid and lawful process against them.

14.   AMENDMENT.

      This Agreement may be amended, altered or revoked at any time upon the unanimous written agreement of the Shareholders and HCH.

15.   TERMINATION OF AGREEMENT.

      15.1  Events of Termination. This Agreement shall terminate upon:

            15.1.1 Execution of a written instrument by the Shareholders and HCH terminating this Agreement;

            15.1.2  The bankruptcy, receivership or dissolution of HCH; or

            15.1.3 The complete fulfillment of this Agreement according to its terms upon the disposal of all of the Stock of one of the Shareholders in such a manner as there remains only one Shareholder of HCH.

      15.2 Enforceability of Rights, Benefits and Duties after Termination. All rights, benefits and duties that accrue hereunder prior to the termination of this Agreement shall nevertheless be enforceable by the parties to this Agreement and their legal representatives, successors and assigns after the termination of this Agreement.

16.   COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart execution pages may be circulated and signed by telecopy, followed within a reasonable period of time by original (inked) signature pages.

17.   NOTICE.

      All notices, consents, acceptances and any other communication required herein shall be in writing and shall be deemed delivered upon receipt, if delivered in person; upon transmission, if sent by telecopy (facsimile) or e-mail, with electronic confirmation of receipt, or four (4) days after posting, if sent by recognized international expedited delivery service. No notices, consents etc. may be sent by mail, due to the unreliability of the Dominican Republic mail service. All notices, etc. shall be sent to the parties at their respective addresses set forth below (or at such other address for a party as shall be specified by notice given hereunder):

      If to Levin:            Mr. Robert G. Levin
                              c/o HCH Acquisition Corp.
                              12270 Townsend Road
                              Philadelphia, PA  19154

                              Telephone:  215-676-8778
                              Telecopy:   215-676-9085

      With a copy to:         Matthew H. Lubart, Esq.
                              Fox, Rothschild, O'Brien & Frankel, LLP
                              997 Lenox Drive, Building 3
                              Lawrenceville,  NJ  08648-2311

                              Telephone:  609-896-3600
                              Telecopy:   609-896-1469

      If to Fuente:           Carlos A. Fuente, General Partner
                              Fuente Investment Partnership
                              c/o Fuente Cigar Ltd.
                              Zona Franca Industrial
                              Santiago, Dominican Republic

                              Telephone:  809-570-2688
                              Telecopy:   809-575-3542

      With a copy to:         William M. Sharp, Esq.
                              Sharp, Smith & Harrison, P.A.
                              4830 W. Kennedy Blvd., Suite 630
                              Tampa, Florida  33609

                              Telephone:  813-286-4199
                              Telecopy:   813-286-4197

      Any notice required to be given hereunder to the estate of a deceased Shareholder shall be sent to the personal representative of the estate at his address, or if no personal representative is appointed, to the deceased Shareholder at his last designated address. As soon as practical after being appointed, the personal representative of the estate of a deceased Shareholder shall notify the other parties hereto of his address by notice sent in conformity with the foregoing requirements. Any party from time to time may change his address to which notice is to be sent pursuant hereto by sending a notice of such change in conformity with the foregoing requirements to the other parties and the legal representative of the estate of a deceased Shareholder.

18.   SEVERABILITY OF PROVISIONS.

      Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement shall be prohibited by applicable law, unenforceable in any jurisdiction or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition, unenforceability, or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction.

19.   ASSIGNMENT.

      Neither this Agreement nor any rights or privileges hereunder shall be assigned, transferred, shared or divided, by operation of law or otherwise, in any manner, by a party hereto without the prior written consent of the other party, which consent may be arbitrarily withheld. Any purported assignment or transfer not having the written consent of the party required hereunder to give such consent shall be null and void and shall constitute a default hereunder.

20.   ENTIRE AGREEMENT; AMENDMENT.

      This Agreement (including the exhibits hereto and all documents and papers delivered pursuant hereto and any written amendments hereof executed by the parties to this Agreement, as specified herein) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by written agreement executed by all of the parties hereto. Time is of the essence of this Agreement and each of its provisions, and no extension of any time period shall be binding upon any of the parties hereto unless expressly provided herein or in writing and signed by all of the parties hereto.

21.   FURTHER ASSURANCES.

      The parties hereto shall execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements or other instruments as the other party or its counsel may reasonably request from time to time for purposes of carrying out the transactions contemplated by this Agreement.

22.   PARAGRAPH HEADINGS; PLURAL; GENDER; MISCELLANEOUS.

      The paragraph headings contained herein are for reference only and shall not be considered as substantive parts of this Agreement. The use of the singular or plural form shall include the other form and the use of the masculine, feminine or neutered gender shall include the other genders. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement, shall refer to this Agreement as a whole, including all exhibits hereto, and not to any particular provision of this Agreement unless otherwise specified; all references herein to paragraphs, sections or exhibits shall refer to paragraphs or sections of this Agreement or exhibits to this Agreement. The parties hereto acknowledge


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
      and agree that the recitals immediately following the preamble of this Agreement are true and correct and are incorporated herein as a part of this Agreement. This Agreement shall be binding upon the parties hereto.

      IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first above written.

                                    FUENTE INVESTMENT PARTNERSHIP


                                    By: /S/ Carlos A. Fuente
                                       ---------------------------------------
                                          Carlos A. Fuente, General Partner

                                                "Fuente"


                                        /S/ Robert G. Levin
                                       ---------------------------------------
                                          Robert G. Levin, Individually

                                                "Levin"



                                    HCH ACQUISITION CORP.


                                    BY: /S/ Robert G. Levin
                                       ---------------------------------------
                                          Robert G. Levin, President

                                                "HCH"


                                       17